For Immediate Release

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

HOLOGIC ANNOUNCES SECOND QUARTER
FISCAL 2010 OPERATING RESULTS

Revenue Results Exceed Guidance

BEDFORD, Mass. (May 3, 2010) - Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the second fiscal quarter ended March 27, 2010.

Highlights of the quarter include:

•	Revenues of $418.1 million.
•	Second quarter 2010 net income was $20.6 million, or $0.08 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
•
Second quarter 2010 non-GAAP adjusted net income was $76.0 million, or $0.29 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $149.2 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•	Term loan reduced to $47 million as of March 27, 2010 and fully repaid as of today.
•
In January 2010, received $70 million as an initial payment from KV Pharmaceutical Company (KV) in connection with an amendment of the original asset purchase agreement relating to the sale of our Gestiva assets.

Second quarter fiscal 2010 revenues totaled $418.1 million, an increase of 4.0% when compared to revenues of $402.0 million in the second quarter of fiscal 2009. The increase was primarily attributable to: (i) growth in Breast Health revenues of $9.4 million, or 5.2%, with an increase in service revenue of $14.5 million, or 34.6%, partially offset by a decrease in product revenues of $5.1 million, or 3.7% primarily due to product mix and configuration differences; (ii) Diagnostics revenues up $4.9 million, or 3.7%, with Third Wave product lines increasing 24.1%; and (iii) GYN Surgical revenues up $3.3 million, or 5.2%. Slightly offsetting these increases were: (i) a decline in Skeletal Health revenues of $1.6 million; and (ii) the phase out of certain products resulting in decreased revenues of $6.5 million when compared to the second quarter of fiscal 2009.

For the second quarter of fiscal 2010, Hologic reported net income of $20.6 million, or $0.08 per diluted share, compared with a net loss of $2.31 billion, or $9.01 per diluted share, in the second quarter of fiscal 2009. Included in the second quarter of fiscal 2010 and 2009 results were: (i) a charge of $57.1 million and $50.5 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $18.1 million and $16.7 million, respectively, related to the Company’s adoption of a new accounting standard (Accounting Standard Codification 470-20, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”) for its Convertible Notes. Also included in the second quarter of fiscal 2010 results was a charge of $12.5 million related to the Company’s settlement of its patent litigation with Ethicon Endo-Surgery, Inc. (EES), and included in the second quarter of fiscal 2009 results were charges of $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc and $4.1 million attributable to the write-off of certain intangible assets acquired from Third Wave.

The Company’s non-GAAP adjusted net income for the second quarter of fiscal 2010 increased 1.7% to $76.0 million compared to $74.7 million in the second quarter of fiscal 2009. The Company’s fiscal 2010 second quarter non-GAAP adjusted net income primarily excludes the amortization of intangible assets, the non-cash interest expense relating to the adoption of the new accounting standard for our Convertible Notes, and the charge related to the Company’s settlement of its patent litigation with EES. The Company’s fiscal 2009 second quarter non-GAAP adjusted net income primarily excludes the goodwill impairment charges, write-off and amortization of intangible assets, and non-cash interest expense relating to the adoption of the new accounting standard for our Convertible Notes.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company’s definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company’s comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

For the six months ended March 27, 2010, revenues totaled $830.6 million, compared to revenues of $831.2 million in the six months ended March 28, 2009. This approximately flat year-over-year performance for the first half of fiscal 2010 includes a reduction in revenues of: (i) $10.7 million in Breast Health, with product revenues down $37.3 million, or 12.5%; (ii) $14.8 million as a result of our phasing out certain products; and (iii) $7.6 million in Skeletal Health when compared to the first half of fiscal 2009. These decreases were partially offset by growth in: (i) service and other revenue of $26.8 million, or 27.0%; and (ii) Diagnostics and GYN Surgical sales of $17.6 million, or 4.4%.

For the six months ended March 27, 2010, Hologic reported net income of $46.7 million, or $0.18 per diluted share, compared with a net loss of $2.27 billion, or $8.86 per diluted share, for the six months ended March 28, 2009. Included in the results for the six months ended March 27, 2010 and March 28, 2009, were: (i) a charge of $114.2 million and $100.8 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $35.9 million and $33.2 million, respectively, related to the Company’s adoption of a new accounting standard for our Convertible Notes. Also included in the results for the six months ended March 27, 2010 was a charge of $12.5 million related to the Company’s settlement of its patent litigation with EES, and included in the results for the six months ended March 28, 2009 were charges of $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc and $4.1 million attributable to the write-off of certain intangible assets acquired from Third Wave.

The Company’s non-GAAP adjusted net income for the first half of fiscal 2010 decreased 3.2% to $150.5 million compared to $155.4 million in the first half of fiscal 2009. The Company’s fiscal 2010 six-month non-GAAP adjusted net income primarily excludes the amortization of intangible assets, the non-cash interest expense relating to the adoption of the new accounting standard for our Convertible Notes, and the charge related to the Company’s settlement of its patent litigation with EES. The Company’s fiscal 2009 six-month non-GAAP adjusted net income primarily excludes the goodwill impairment charges, write-off and amortization of intangible assets, and non-cash interest expense relating to the adoption of the new accounting standard for our Convertible Notes.

As of March 27, 2010, total backlog for all products was $296.8 million.

“We are pleased with our performance for the second quarter of fiscal 2010,” said Rob Cascella, President and Chief Executive Officer. “We had a strong booking quarter for digital mammography internationally. On the domestic front, we experienced some customer order deferrals which impacted our backlog at the end of our second quarter and, for the most part, have already turned into orders in the third quarter. Our breast biopsy, Diagnostics and GYN Surgical businesses grew year-over-year in the face of some challenges resulting from the lagging effects of unemployment, healthcare policy uncertainties, and severe weather conditions that we believe adversely affected procedure volumes. We believe all of this is certainly manageable and we remain confident as to the long-term potential of all of our product lines.”

Second quarter revenue overview by segment:

•
Breast Health revenues, which include the Company’s mammography, Computer-Aided Detection (CAD), breast biopsy, MammoSite and AEG products, increased to $189.5 million for the second quarter of fiscal 2010 compared to $180.1 million for the same period in fiscal 2009, primarily due to the increases in revenues from: (i) service related to our increased installed base of Selenia full field digital mammography systems; and, to a lesser extent, (ii) our new 2D/3D Selenia Dimensions product; and (iii) our Eviva breast biopsy product. These increases in revenues were partially offset by: (i) $5.7 million less in revenues in the current quarter as compared to second quarter of fiscal 2009 as a result of our phasing out the supply of digital detectors to an OEM and closing the AEG organic photoconductor drum coatings manufacturing operations in Shanghai; and (ii) Selenia product mix and configuration differences which slightly offset the increase in the number of Selenia systems sold.

•
Diagnostics revenues, which include the Company’s ThinPrep products, Rapid Fetal Fibronectin test, Cervista tests and other Third Wave products, totaled $140.0 million for the second quarter of fiscal 2010 compared to $135.0 million for the second quarter of fiscal 2009. This increase was primarily due to increases in revenues from our Cervista tests and from ThinPrep pap tests sold internationally. These increases were partially offset by the elimination of $0.8 million of revenues we generated in the second quarter of fiscal 2009 from molecular tests we sold as analyte specific reagents (ASRs) that we no longer market.

•
GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and Adiana permanent contraception system, totaled $67.1 million for the second quarter of fiscal 2010 compared to $63.8 million for the second quarter of fiscal 2009. This increase was primarily due to initial domestic sales of Adiana devices and an increase in the number of NovaSure devices sold internationally.

•
Skeletal Health revenues, which include the Company’s osteoporosis assessment and mini C-arm product lines, totaled $21.5 million for the second quarter of fiscal 2010 compared to $23.1 million for the second quarter of fiscal 2009. This decrease was primarily the result of fewer mini C-arm system sales.

Settlement Agreement with Ethicon Endo-Surgery, Inc.:

On February 17, 2010, the Company entered into a settlement agreement with EES, a Johnson & Johnson company. The settlement agreement relates to two patent infringement lawsuits previously filed by EES and one previously filed by Hologic. As a result of the settlement agreement, all outstanding litigation between the parties has been dismissed, without acknowledgement of liability by either party. While details of the agreement are confidential, under the terms of the settlement agreement, EES has agreed to pay Hologic ongoing royalties for sales of its Mammotome MR. In addition, Hologic agreed to pay EES the amount of $12.5 million, plus ongoing royalties for sales of our ATEC and EVIVA hand pieces.

Term Loan Balance:

On July 24, 2008, in connection with its acquisition of Third Wave Technologies, the Company entered into a term loan for an original amount of $540 million. The balance of $47 million as of March 27, 2010 was fully repaid in April 2010, which is approximately one year earlier than originally anticipated. The remaining debt on the Company’s balance sheet relates to the convertible notes issued in October 2007 in connection with Hologic’s merger with Cytyc Corporation. The convertible debt is callable in December 2013.

Amendment of Agreement with KV Pharmaceutical Company:

On January 8, 2010, the Company entered into an amendment (the Amendment) to the existing asset purchase agreement with KV relating to the Company’s pending sale of substantially all of its assets relating to our Gestiva pharmaceutical. Upon the execution of this Amendment, KV paid Hologic $70 million in cash, which is included as a deferred gain on our balance sheet.

Financial Guidance:

The Company’s guidance for fiscal 2010 reflects its current core products and does not reflect any future revenue or earnings from any product currently before the FDA awaiting approval or clearance.

Third Quarter Fiscal 2010 (Quarter ending June 26, 2010):

•
The Company expects third quarter fiscal 2010 revenues to be approximately $415 million to $420 million, comparable with the second quarter of fiscal 2010 and up from $403 million for the third quarter of fiscal 2009.

The three phased-out product lines discussed above contributed $3.7 million in revenues in the third quarter of fiscal 2009.

•	The Company expects EPS to be approximately $0.11 and non-GAAP adjusted EPS to be approximately $0.29.

Fiscal 2010 (Year ending September 25, 2010):

•
The Company is reaffirming its fiscal 2010 revenues and EPS guidance. We are expecting revenues of approximately $1.640 billion to $1.665 billion, reflecting the current level of capital equipment stabilization as experienced during the first half of fiscal 2010 and the outlook for flat-to-slightly increased revenues for the remainder of the year.

The three phased-out product lines contributed $21.0 million in revenues in fiscal 2009.

•	The Company expects EPS to be approximately $0.39 to $0.43 and non-GAAP adjusted EPS to be approximately $1.16 to $1.20.

A reconciliation of the Company’s GAAP to non-GAAP fiscal 2010 projections is included as an attachment to this press release.

Hologic may incur expenses or charges or realize income or gains in fiscal 2010 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including the recently enacted healthcare reform legislation and associated tax provisions, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic’s management will host a conference call on Monday, May 3, 2010, at 5:00 p.m. (Eastern) to discuss second quarter fiscal 2010 operating results. Interested participants may listen to the call by dialing 877-440-5803 or 719-325-4826 for international callers and referencing access code 9949838 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, May 21, 2010, at 888-203-1112 or 719-457-0820 for international callers, access code 9949838. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company’s website at www.hologic.com/investor-overview, available through Friday, May 21, 2010. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, May 3, 2010 on the investor relations page of the Company’s website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, ATEC, Cervista, Dimensions, Eviva, Gestiva, MammoSite, NovaSure, Rapid fFN, Selenia, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Mammotome is a trademark of Ethicon Endo-surgery, Inc.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: market trends and anticipated orders; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

Other risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; uncertainties regarding the recently enacted healthcare reform legislation and associated tax legislation; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	March 27, 2010	September 26, 2009 (1)

CURRENT ASSETS:
Cash and cash equivalents	$431,315	$293,186
Restricted cash	872	916
Accounts receivable, net	266,806	263,231
Inventories	195,676	182,780
Deferred income tax assets	74,423	52,165
Prepaid expenses and other current assets	31,856	29,238
Total current assets	1,000,948	821,516

Property and equipment, net	256,918	271,628
Intangible assets, net	2,307,049	2,422,564
Goodwill	2,116,483	2,108,963
Other assets	58,476	59,555
	$5,739,874	$5,684,226

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 27, 2010	September 26, 2009 (1)

CURRENT LIABILITIES:
Current portion of long-term debt	$48,293	$38,373
Accounts payable	49,690	46,589
Accrued expenses	152,037	137,284
Deferred revenue	116,370	97,544
Deferred gain	79,500	9,500
Total current liabilities	445,890	329,290

Long-term debt, net of current portion	689	139,955
Convertible debt (principal of $1,725,000)	1,409,842	1,373,923
Deferred income tax liabilities	1,023,163	1,045,183
Deferred service obligations- long term	11,545	11,364
Other long-term liabilities	58,771	58,534
Total long-term liabilities	2,504,010	2,628,959

STOCKHOLDERS' EQUITY:
Common stock	2,592	2,579
Capital in excess of par value	5,204,735	5,182,060
Accumulated deficit	(2,417,544)	(2,464,257)
Accumulated other comprehensive income	1,709	7,028
Treasury stock, at cost	(1,518)	(1,433)
Total stockholders' equity	2,789,974	2,725,977
	$5,739,874	$5,684,226

(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 27, 2010	March 28, 2009 (2)

REVENUES	$418,112	$402,014

COSTS AND EXPENSES (1):
Cost of revenues	160,947	150,615
Cost of revenues – amortization of intangible assets	43,526	37,760
Cost of revenues – impairment of intangible assets	-	4,065
Research and development	25,298	24,428
Selling and marketing	61,461	58,472
General and administrative	38,693	38,810
Amortization of intangible assets	13,577	12,693
Litigation settlement charge	12,500	-
Net operating charges related to divestiture	209	-
Impairment of goodwill	-	2,340,023
	356,211	2,666,866

Income (loss) from operations	61,901	(2,264,852)
Interest income	401	347
Interest and other expense, net	(31,544)	(33,886)

Income (loss) before provision for income taxes	30,758	(2,298,391)
Provision for income taxes	10,140	11,728

Net income (loss)	$20,618	$(2,310,119)

Net income (loss) per share:
Basic	$0.08	$(9.01)
Diluted	$0.08	$(9.01)

Weighted average number of shares outstanding:
Basic	258,653	256,374
Diluted	261,478	256,374

(1) Stock-based compensation included in costs and expenses during the three months ended March 27, 2010 was $1,003 for cost of revenues, $955 for research and development, $1,107 for selling and marketing and $5,389 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended March 28, 2009 was $1,068 for cost of revenues, $1,023 for research and development, $1,206 for selling and marketing and $5,576 for general and administrative.

(2) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Six Months Ended
	March 27, 2010	March 28, 2009 (2)

REVENUES	$830,560	$831,247

COSTS AND EXPENSES (1):
Cost of revenues	313,430	312,143
Cost of revenues – amortization of intangible assets	87,046	75,506
Cost of revenues – impairment of intangible assets	-	4,065
Research and development	48,496	48,221
Selling and marketing	126,058	123,474
General and administrative	81,308	73,615
Amortization of intangible assets	27,156	25,331
Litigation settlement charge	12,500	-
Net operating charges related to divestiture	696	-
Impairment of goodwill	-	2,340,023
	696,690	3,002,378

Income (loss) from operations	133,870	(2,171,131)

Interest income	586	793
Interest and other expense, net	(62,605)	(71,309)

Income (loss) before provision for income taxes	71,851	(2,241,647)
Provision for income taxes	25,138	30,314

Net income (loss)	$46,713	$(2,271,961)

Net income (loss) per common share:
Basic	$0.18	$(8.86)
Diluted	$0.18	$(8.86)

Weighted average number of common shares outstanding:
Basic	258,339	256,293
Diluted	261,141	256,293

(1) Stock-based compensation included in costs and expenses during the six months ended March 27, 2010   was $2,032 for cost of revenues, $1,922 for research and development, $2,494 for selling and marketing and $10,127  for general and administrative. Stock-based compensation included in costs and expenses during the six months  ended March 28, 2009 was $1,712 for cost of revenues, $2,348 for research and development, $2,777 for selling and   marketing and $9,506 for general and administrative.

(2) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME (LOSS) TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended March 27, 2010		Three Months Ended March 28, 2009 (1)

EARNINGS (LOSS) PER SHARE
GAAP earnings (loss) per share- Diluted	$0.08		$(9.01	)(1)
Adjustments to net income (loss) (as detailed below)	0.21		9.30
Non-GAAP adjusted earnings per share- Diluted	$0.29	(2)	$0.29	(2)

NET INCOME (LOSS)
GAAP net income (loss)	$20,618		$(2,310,119	)(1)
Adjustments:
Amortization of intangible assets	57,103		50,453
Non-cash interest expense relating to recently-adopted accounting standard for convertible debt	18,109		16,685
Litigation settlement charge	12,500		-
Net operating charges relating to the closure and sale of the Company's organic photoconductor drum coatings manufacturing operations in Shanghai	209		-
Impairment of goodwill	-		2,340,023
Write-off of certain intangible assets acquired from Third Wave	-		4,065
Fair value write-up of acquired Third Wave inventory sold in 2009	-		250
Income tax effect of reconciling items	(32,584	)(3)	(26,664	)(4)
Non-GAAP adjusted net income	$75,955		$74,693

EBITDA
Non-GAAP adjusted net income	$75,955		$74,693
Interest expense, net, not adjusted above	13,811		16,180
Provision for income taxes	42,724		38,392
Depreciation expense	16,695		15,592
Adjusted EBITDA	$149,185		$144,857

EXPLANATORY NOTES:
(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.
(2) Non-GAAP adjusted earnings per share was calculated based on 261,478 and 258,380 weighted average diluted shares outstanding for the three months ended March 27, 2010 and March 28, 2009, respectively.
(3) To reflect an estimated annual effective tax rate of 36.0% on a non-GAAP basis.
(4) To reflect an estimated annual effective tax rate of 34.0% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME (LOSS) TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Six Months Ended March 27, 2010		Six Months Ended March 28, 2009 (1)

EARNINGS (LOSS) PER SHARE
GAAP earnings (loss) per share- Diluted	$0.18		$(8.86	)(1)
Adjustments to net income (loss) (as detailed below)	0.40		9.46
Non-GAAP adjusted earnings per share- Diluted	$0.58	(2)	$0.60	(2)

NET INCOME (LOSS)
GAAP net income (loss)	$46,713		$(2,271,961	)(1)
Adjustments:
Amortization of intangible assets	114,202		100,837
Non-cash interest expense relating to recently-adopted accounting standard for convertible debt	35,919		33,194
Litigation settlement charge	12,500		-
Net operating charges relating to the closure and sale of the Company's organic photoconductor drum coatings manufacturing operations in Shanghai	696		-
Impairment of goodwill	-		2,340,023
Write-off of certain intangible assets acquired from Third Wave	-		4,065
Fair value write-up of acquired Third Wave inventory sold in 2009	-		834
Income tax effect of reconciling items	(59,522	)(3)	(51,557	)(4)
Non-GAAP adjusted net income	$150,508		$155,435

EBITDA
Non-GAAP adjusted net income	$150,508		$155,435
Interest expense, net, not adjusted above	27,620		33,567
Provision for income taxes	84,660		81,871
Depreciation expense	33,587		31,389
Adjusted EBITDA	$296,375		$302,262

EXPLANATORY NOTES:
(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.
(2) Non-GAAP adjusted earnings per share was calculated based on 261,141 and 258,407 weighted average diluted shares outstanding for the six months ended March 27, 2010 and March 28, 2009, respectively.
(3) To reflect an estimated annual effective tax rate of 36.0% on a non-GAAP basis.
(4) To reflect an estimated annual effective tax rate of 34.5% on a non-GAAP basis.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is presented below:

	Three Months Ended				Diluted Earnings	Twelve Months Ended				Diluted Earnings
	June 26, 2010		Shares		per Share	September 25, 2010		Shares		per Share

(In thousands, except per share amounts)
Projected GAAP Net Income	$28,500		261,500		$0.11	$103,000-$112,000		261,500		$0.39-$0.43

Adjustments:
Cost of revenues - amortization of intangible assets	44,000	(1)				174,000	(1)
Amortization of intangible assets	13,000	(1)				54,000	(1)
Non-cash interest expense relating to recently-issued accounting guidance for convertible debt	18,500	(2)				73,000	(2)
Operating charges relating to the closure of the Company's Shanghai operations	-					700	(3)
Litigation settlement charge	-					12,500	(4)
Income tax effect of reconciling items	(27,200	)(5)				(113,000	)(5)

Projected Non-GAAP Net Income	$76,800		261,500	(6)	$0.29	$304,200-$313,200		261,500	(6)	$1.16-$1.20

Explanatory Notes:
(1) To exclude the anticipated on-going, non-cash amortization of intangible assets.
(2) To exclude the anticipated additional non-cash interest expense relating to the recently-adopted accounting standard for convertible debt.
(3) To exclude the net operating charges associated with the closure and sale of the Company’s organic photoconductor drums coatings manufacturing operations in Shanghai.
(4) To exclude the charge associated with the settlement of all outstanding litigation with EES.
(5) To reflect an estimated annual effective tax rate of 36.0% for the third quarter and full year of fiscal 2010 on a non-GAAP basis.
(6) To reflect estimated diluted weighted average shares outstanding of 261,500 for the third quarter and full year of fiscal 2010.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets and impairment of goodwill and intangible assets, other acquisition-related charges, such as charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, closure and restructuring charges, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income (loss) and EPS: (i) non-cash expenses associated with the Company’s recent acquisitions, including amortization of intangible assets and the write-off of goodwill and intangible assets; (ii) non-cash interest expense resulting from the Company’s adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features; (iii) charge associated with settlement of litigation; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; and (v) divestiture and restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net income (loss): (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2010 to the comparable period in fiscal 2009 by eliminating certain of the more significant effects of the acquisitions that took place and non-cash charges resulting from changes in GAAP. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of the Company’s non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. The items excluded from the Company’s calculation of its non-GAAP adjusted EBITDA presented herein are also excluded in the calculation of its non-GAAP adjusted EBITDA under its senior secured borrowing arrangements and used by the Company and its lenders in determining its compliance with its financial covenants under those arrangements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income (loss) or EPS prepared in accordance with GAAP.